UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2017 (April 3, 2017)

Owl Rock Capital Corporation II

(Exact name of registrant as specified in its charter)

Maryland	814-01219	47-5416332
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

245 Park Avenue 41St Floor New York, New York		10167
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 419-3000

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On April 4, 2017, Owl Rock Capital Corporation II (the “Company”) announced that on April 3, 2017 its board of directors (the “Board”) declared regular weekly cash distributions for April 2017 through June 2017. The regular weekly cash distributions, each in the gross amount of $0.012753 per share, will be payable monthly to stockholders of record as of the weekly record dates set forth below.

Record Date	Payment Date	Gross Distribution Amount
4/11/2017	4/26/2017	$0.012753
4/18/2017	4/26/2017	$0.012753
4/25/2017	4/26/2017	$0.012753
5/2/2017	5/31/2017	$0.012753
5/9/2017	5/31/2017	$0.012753
5/16/2017	5/31/2017	$0.012753
5/23/2017	5/31/2017	$0.012753
5/30/2017	5/31/2017	$0.012753
6/6/2017	6/28/2017	$0.012753
6/13/2017	6/28/2017	$0.012753
6/20/2017	6/28/2017	$0.012753
6/27/2017	6/28/2017	$0.012753

Certain Information About Distributions

The determination of the tax attributes of the Company’s distributions will be made annually as of the end of the Company’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. The Company intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV. The payment of future distributions on the Company’s shares of common stock is subject to the discretion of the Board and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

The Company may fund its cash distributions to stockholders from any sources of funds available to us, including fee waivers or reductions by the Company’s investment adviser that may be subject to repayment, as well as cash otherwise available. The Company has not established limits on the amount of funds it may use from any available sources to make distributions. There can be no assurance that the Company will achieve the performance necessary to sustain its distributions or that it will be able to pay distributions at a specific rate or at all.

Item 3.02 Unregistered Sales of Equity Securities.

As of April 4, 2017, the Company had received subscription agreements for approximately $10.0 million for the purchase of shares of its common stock from a private placement with certain individuals and entities affiliated with Owl Rock Capital Advisors. As of April 4, 2017, the Company met its minimum offering requirement of $2.5 million and issued 277,777.778 shares of common stock. The purchase price of the shares was $9.00 per share, which represents the initial public offering of $9.47 per share, net of the selling commission and dealer manager fees. The issuance of the Common Stock is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Owl Rock Capital Corporation II

By:	/s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: Chief Operating Officer and Chief Financial Officer

April 4, 2017